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                           VALLEY RECORD DISTRIBUTORS

                          EMPLOYEE STOCK OWNERSHIP PLAN

                                  Amendment No. 4


    WHEREAS, Valley Record Distributors, Inc. (the "Company") adopted and maintains the Employee Stock Ownership Plan ("Plan") for the exclusive benefit of participating employees, effective November 1, 1987; and

    WHEREAS, the Plan has been amended on three previous occasions; and

    WHEREAS, the Internal Revenue Service has requested certain changes to the Plan as a condition to the issuance of a favorable determination letter under the Internal Revenue Code of 1986 ("Code").

    NOW THEREFORE, the Plan is amended as follows:

    1. Section 2 is amended by restating the definition of "Compensation," effective January 1, 1994, to read:

        "The total salary, wages, overtime compensation and bonuses paid to an Employee by the Company during the Plan Year, excluding Compensation received by the Employee, his spouse and any lineal descendants who have not attained age 19 in excess of $200,000 ($150,000 for Plan Years beginning after December 31, 1993), as adjusted for increases in the cost of living pursuant to
        Section 401(a)(17) of the Code."

    2. Section 7 is amended, effective January 1, 1990, by deleting subsection (b) in its entirety and by designating subsections (c) and (d) as "(b)" and "(c)".

    3. Section 10 is amended by deleting subsection (c) in its entirety, redesignating subsection (d) as subsection "(c)," and restating subsection
(b) to read:

        "(b) FORFEITURES - Any portion of the final balances in a Participant's Accounts which is not vested (and does not become part of his Capital Accumulation) will become a Forfeiture as of the Allocation Date on which he incurs a five-consecutive-year Break in Service. Forfeitures shall first be charged against a Participant's Cash Account, with


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        any balance charged against his ESOP Account (at Fair Market
        Value). Financed Shares shall be forfeited only after other shares of Company Stock have been forfeited. All Forfeitures will be reallocated to the Accounts of remaining Participants, as provided in Section 6(a), as of the Allocation Date of the Plan Year in which the Participant incurs a five-consecutive-year Break in Service."

    4.  Section 11(b) is restated, effective November 1, 1987, to read:

        "A one-year Break in Service shall occur in a Plan Year in which an Employee is not credited with more than 500 Hours of Service.
         A five-consecutive-year Break in Service shall be five-consecutive one-year Breaks in Service. For purposes of determining whether a Break in Service has occurred, if an Employee begins a maternity/ paternity absence described in Section 411(a)(6)(E)(i) of the Code, the computation of his Hours of Service shall include the Hours of Service that would have been credited if he had not been so absent (or eight Hours of Service for each normal work day of such absence if the actual Hours of Service cannot be determined). An Employee shall be credited for such Hours of Service (up to a maximum of 501 Hours of Service) in the Plan Year in which such absence begins (if such crediting will prevent him from incurring a Break in Service in such Plan Year) or in the next following Plan Year. For purposes hereof, a maternity/paternity absence means an absence (1) by reason of the pregnancy of the individual, (2) by reason of the birth of a child of the individual, (3) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement."

    5. Section 13 is amended, effective October 19, 1990, by deleting the words "Effective as of the 1997 Allocation Date," and by capitalizing the word "a" in the first sentence thereof.


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    6.  Section 14 is amended, effective January 1, 1993, by adding a new subsection (e) to read:

        "A distributee may elect, at the time and in the manner prescribed by the Plan administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

        An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under
        Section 401(a)(9) of the Code; and the portion of any distribution that is not inclusive in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

        An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

        A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a "qualified domestic relations order," as defined in Section 414(p) of the


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        interest of the spouse or former spouse.

        A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

        If a distribution is one to which sections 401(a)(11) and 417 of the Internal Revenue Code do not apply, such distribution may commence less than 30 days after the notice required under section 1.411(a)-11(c) of the Income Tax Regulations is given, provided that:

             (1) the Plan administrator clearly informs the participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

             (2) the Participant, after receiving the notice, affirmatively elects a distribution."

    8. Section 20 is amended, effective April 3, 1994, by adding a new paragraph, to read:

        "All actions by the Company under this Section 20 will be taken by the Board of Directors."

    9. Section 21 is amended, effective November 1, 1987, by changing the reference to "Section 416(i)(1) and (5)" in subsection (b) to "Section 416(i)" and by changing the reference to "Section 21(e)" in subsection (d) to "Section 21(d)".

    To record the adoption of this Amendment No. 4, the Company has caused this to be executed by the authorized corporate officers this 8 day of July, 1994.

                                      VALLEY RECORD DISTRIBUTORS, INC.

                                      By:  /s/  BARNET J. COHEN
                                          ----------------------------
                                                   President

                                      By:  /s/  BARBARA C. COHEN
                                          ----------------------------
                                                   Secretary

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